Exhibit 10.14

AGREEMENT

This Agreement is made this 15th day of October 2009, by and between James B. Robb ("Officer") and Northeast Utilities Service Company and its parent and affiliate companies (collectively, "the Company").

Whereas, Officer is being offered the opportunity to be eligible for the benefits described in section I, paragraph 2, below, in the event of a Termination of Employment of Officer (as defined below) on the condition that Officer execute and comply with this Agreement; and

Whereas, Officer is employed in the position of Senior Vice President, Enterprise Planning and Development, and in that capacity and as an officer of one or more Northeast Utilities ("NU") System Companies will be given access on a need-to-know basis to extremely confidential and proprietary information about the business, operations and competitive and financial strategies of Northeast Utilities and its subsidiary and affiliated companies (individually and collectively referred to in this Agreement as "NU"); and

Whereas, the Company and Officer acknowledge that the release of such information outside of NU, or Officer's work either directly or indirectly in competition with NU, would place NU at a significant competitive disadvantage and, therefore, would be extremely detrimental to the business operations of NU; and

Whereas, Officer acknowledges that, except for this Agreement, Officer would not be eligible for the benefits described in section I, paragraph 2 in the event of a Termination of Employment of Officer;

Now, therefore, the Company and Officer agree and act as follows:

I.

THE COMPANY

1.

Definitions:

When used herein with initial capital letters, each of the following terms shall have the corresponding meaning set forth below unless a different meaning is plainly required by the context in which the term is used:

(a)

"Affiliate" shall mean an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

(b)

"Base Compensation" shall mean Officer’s annualized base rate of salary plus all short-term incentive compensation at the target level for Officer specified under compensation programs established by the Company for its officers generally, received by Officer in all capacities with the Company, as would be reported for federal income tax purposes on Form W-2, together with any and all salary reduction authorized amounts under any of the Company’s benefit plans or programs, for the most recent full calendar year immediately preceding the calendar year in which occurs Officer’s Termination Date.  "Base Compensation" shall not include the value of any long-term incentives such as stock options, restricted share units, performance units, or phantom shares granted to Officer by the Company.

(c)

"Board" shall mean the Board of Trustees of Northeast Utilities.

(d)

"Cause" with respect to the Termination of Employment of Officer shall mean: (i) Officer’s conviction of a felony; (ii) in the reasonable determination of the Committee, Officer’s (x) commission of an act of fraud, embezzlement, or theft in connection with Officer’s duties in the course of Officer’s employment with the Company, (y) acts or omissions causing intentional, wrongful damage to the property of the Company or intentional and wrongful disclosure of Confidential Information, or (z) engaging in gross misconduct or gross negligence in the course of Officer’s employment with the Company; or (iii) Officer’s material breach of Officer’s obligations under any written agreement with the Company if such breach shall not have been remedied within 30 days after receiving written notice from the Chief Financial Officer of the Company or Chief Executive Officer of the Company specifying the details thereof.  For purposes of this Agreement, an act or omission on the part of Officer shall be deemed "intentional" only if it was not due primarily to an error in judgment or negligence and was done by Officer not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.

(e)

"Change of Control" shall have the meaning set forth in the formal text of the Northeast Utilities Incentive Plan, as that plan shall be amended from time to time.

(f)

"Code" shall mean the Internal Revenue Code of 1986, as amended.

(g)

"Committee" shall mean the Compensation Committee that has been established by the Board, or any subsequent committee of the Board that has primary responsibility for compensation policies.

(h)

"Disability" shall mean Officer's being determined to be disabled within the meaning of the long-term disability plan or program that is a part of the Northeast Utilities Service Company Flexible Benefits Plan (or any successor plan or program, hereafter, the "LTD Program").

(i)

"Notice of Termination" means a written notice given in accordance with Section I, paragraph 2(d)  that: (i) indicates the specific termination provision in this Agreement relied upon; (ii) briefly summarizes the facts and circumstances deemed to provide a basis for a Termination of Employment and the applicable provision hereof; and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the

Termination Date (which date shall not be more than 15 days after the giving of such notice).

(j)

"NUSCO" shall mean Northeast Utilities Service Company, its successors and assigns.

(k)

"Termination Date" with respect to Officer shall mean the date of any action by the Company constituting a Termination of Employment of Officer.

(l)

"Termination of Employment" of Officer shall mean the termination of Officer’s actual employment relationship with the Company, which termination is initiated by the Company for any reason other than: (i) the Officer’s Disability; (ii) the Officer’s death; (iii) the Officer’s retirement on or after attaining age 65; or (iv) for Cause. "Termination of Employment" shall also include the Officer’s Termination Upon a Change of Control. Whether Officer has had a Termination of Employment shall be determined by the Company on the basis of all relevant facts and circumstances with reference to Treasury Regulations Section 1.409A-1(h).

(m)

"Termination Upon a Change of Control" of the Officer shall mean the Officer’s Termination of Employment during the period beginning on the earlier of (a) approval by the shareholders of Northeast Utilities of a Change of Control or (b) consummation of a Change of Control and, in either case, ending on the second anniversary of the earlier of (a) or (b) (or if such period started on shareholder approval and after such shareholder approval the Board abandoned the transaction, on the date the Board abandoned the transaction) that is initiated by the Officer upon written notice to the Company provided within 90 days of the initial existence of any of the following circumstances unless such circumstances are corrected within 30 days after the Company’s receipt of such notice: (A) any significant reduction by the Company of the authority, duties or responsibilities of the Officer, (B) any material reduction of the Officer's compensation or benefits as in effect immediately prior to the Change of Control , (C) the assignment to the Officer of duties which are materially inconsistent with the duties of the Officer's position with the Company or those of his or her supervisor, or (D) the Officer’s transfer, without the Officer's written consent, to a location that is both more than 50 miles from the Officer's principal place of business immediately preceding the Change of Control and further from the Officer's current residence than the Officer’s former principal place of business.

2.

Benefits

(a)

Benefits Following Termination of Employment of Officer.  So long as Officer executes a written Release and Covenant Not to Sue ("Release") in a form as provided by the Company, upon Officer’s Termination of Employment, the Company will pay to Officer, in a single cash payment within 30 days after the Termination Date, such date to be determined in the sole discretion of the Company, provided the Officer returns such executed Release to the Company not fewer than eight days before the distribution date, an amount equal to one year of Officer’s Base Compensation.

(b)

Certain Reduction of Payments.

(i)

Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Officer, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code,  and that Officer would receive a greater net amount if the Payment to Officer were reduced to avoid the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of Officer pursuant to this Agreement shall be reduced (but not below zero) to the Reduced Amount.  The "Reduced Amount" shall be an amount expressed in present value that maximizes the aggregate present value of Payments without causing any Payment to be subject to the taxation under Section 4999 of the Code.  For purposes of this Section I, paragraph 2(b), present value shall be determined in accordance with Section 280G(d)(4) of the Code.  Payments shall be reduced in the following order to eliminate the "excess parachute payments" to the Reduced Amount:  (A) restricted share units under the Northeast Utilities Incentive Plan, or any program thereunder, (B) performance units under the Northeast Utilities Incentive Plan, or any program thereunder, (C) severance provided under this Agreement, and (D) all other payments to the Officer.

(ii)

All determinations to be made under this Section I, paragraph 2(b) shall be made by the Company’s independent public accountant (the "Accounting Firm") within 10 days of the Termination Date of Officer, which firm shall provide its determinations and any supporting calculations both to the Company and Officer within 10 days of the Termination Date of Officer.  Any such determination by the Accounting Firm shall be binding upon the Company and Officer; provided, however, that Officer shall, in Officer’s sole discretion, determine whether, which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section I, paragraph 2(b).  Within fifteen days after Officer’s determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Officer such amounts as are then due to Officer under this Agreement subject to any restrictions under Section I, paragraph 2(a) of the Agreement regarding the Officer’s delivery to the Company of a Release or under Section III, paragraph 4 regarding compliance with Section 409A of the Code.

(iii)

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company that should not have been made ("Overpayment") or that additional Payments that have not been made by the

Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder.  Within two years after the Termination of Employment of any Officer, the Accounting Firm shall review the determination made by it pursuant to Section I, paragraph 2(b)(ii).  In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as an overpayment to Officer which Officer shall repay to the Company together with interest at the applicable long-term Federal rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate"); provided, however, that no amount shall be payable by Officer to the Company if and to the extent such payment would not increase the net amount that is payable to Officer after taking into account the provisions of Section 4999 of the Code.  In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Officer together with interest at the Federal Rate.

(iv)

All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Section I, subparagraphs 2(b)(ii) and 2(b)(iii) above shall be borne solely by the Company.

(c)

Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit  Officer’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Officer may qualify; provided, however, that if Officer becomes entitled to and receives all of the payments provided for under this Agreement, Officer hereby waives the right to receive payments under any severance plan or similar program applicable to employees of the Company generally.

(d)

Notice of Termination.  No Termination of Employment of Officer shall be effective unless accompanied or preceded by a Notice of Termination.

(e)

Withholding.  The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Officer shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

II

OFFICER

1.

Exclusive Employment:  During the term of Officer's employment with the Company, Officer will devote Officer’s full time and best efforts to the business of the Company and will provide Officer’s professional services exclusively to the Company, unless otherwise agreed to in writing by the Company.

2.

Nondisclosure of Information:  Officer agrees that, during the period of Officer's employment with the Company and at all times thereafter, Officer will not either directly or indirectly, divulge, disclose or communicate to any person, firm, business, utility, association, partnership or corporation any confidential or proprietary information or studies prepared by, for or on behalf of the Company, including, without limiting the generality of the foregoing, the names of any actual or prospective customers of the Company, the names of any of the Company's actual or prospective suppliers and/or customers or the prices at which the Company sells or purchases, has sold or purchased or potentially may sell or purchase power or fuel, marketing or financial studies, marketing or financial strategies, energy conservation/management studies, or any other information of, about, or concerning the business, business plans or strategies of the Company that are not in the public forum except with the Company's prior written consent.  Officer further agrees not to use any such information other than for the direct benefit of the Company.

3.

Non-Competition/Non-Solicitation:

(a)

Officer agrees that, during the period of Officer’s employment by the Company and for a period of one (1) year after the termination of Officer’s employment from the Company, Officer will not directly or indirectly, on Officer's own account or as consultant, officer, agent, stockholder (other than by ownership of a nominal amount of the securities of a publicly held corporation), partner, joint enterprise participant, owner, employer, principal or otherwise, engage in a business or assist in the furtherance of any business similar to or competitive with the Company, including but not limited to the geographic area within the states of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont, or any other state in which the Company, in the aggregate, generates 25% or more of its revenues in the fiscal year of the Company in which Officer’s termination of employment occurs, unless Officer has obtained the prior written consent of the Company.

(b)

The foregoing shall not be construed to prohibit the ownership by Officer of less than five percent (5%) of any class of securities of any corporation that is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Officer nor any group of persons including Officer in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Officer’s rights as a shareholder, or seeks to do any of the foregoing.

(c)

Officer further agrees that during Officer’s employment by the Company and for the period of one year thereafter, Officer will not, directly or indirectly: (i) solicit, divert,

take away, or attempt to solicit, divert or take away, any of the Company’s "Principal Customers," defined for the purposes hereof to include any customer of the Company, from which $100,000 or more of annual gross revenues are derived at such time; or (ii) encourage any Principal Customer to reduce its patronage of the Company.

(d)

Officer further covenants and agrees that during Officer’s employment by the Company and for the period of one year thereafter, Officer will not, except with the prior written consent of the Trustees, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of Officer’s employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise.  The foregoing covenant of Officer shall not apply to any person after 12 months have elapsed subsequent to the date on which such person’s employment by the Company has terminated.

4. Non-Disparagement:

(a) Officer agrees that, during and after the period of this Agreement, Officer will not  make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company, its employees, directors, trustees, and officers. Officer acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board of directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients.  Nothing in this paragraph is intended to prohibit Officer from testifying truthfully in any legal proceeding.

(b) Officer understands and agrees that this Section 4 is a material provision of this Agreement and that any breach of this Section 4 shall be a material breach of this Agreement, and that each Party would be irreparably harmed by violation of this provision.

III.

MISCELLANEOUS PROVISIONS

1.

At-Will Employment:  Officer understands and acknowledges that this Agreement does not create an obligation by the Company or any person at the Company to continue Officer’s employment with the Company.  This Agreement does not alter Officer’s status as an at-will employee and either Officer or the Company may terminate Officer’s employment at any time with or without cause.

2.

Term of Agreement:  Subject to the provisions of Section III, paragraph 1, above, the initial term of this Agreement shall be for a period of one year, beginning on November 6, 2009 (the "Start Date").  Except in the event this Agreement is terminated pursuant to Section III, paragraph 1, on each anniversary of the Start Date that this Agreement is in effect, the Agreement shall automatically be extended for an additional one year term, unless either party shall have given written notice to the other party at least six months prior to such anniversary that the term of this Agreement shall not be further automatically extended.

3.

Remedies for Breach of Agreement:  Officer understands and acknowledges that the Company will suffer immediate and irreparable harm in the event that Officer fails to comply with the terms of this Agreement, and that monetary damages would be inadequate to compensate the Company and provide a remedy for a breach of this Agreement.  Accordingly, Officer agrees that the Company will be entitled, in addition to any other remedies that might be available, to immediate ex parte injunctive relief to enforce the terms of this Agreement.  Officer further agrees that if the Officer violates this Agreement, the Officer shall be liable to pay all costs and expenses incurred by or on behalf of the Company in enforcing this Agreement, including reasonable attorneys’ fees.

4.

Section 409A Compliance:

(a) Delayed Payments Under Section 409A.  Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon Officer’s Termination of Employment that are subject to Section 409A of the Code shall be delayed for six months following such termination of employment if Officer is a Specified Employee as defined herein on the date of his or her Termination of Employment. Any payment due within such six-month period shall be delayed to the end of such six-month period and paid at the beginning of the seventh month following Officer’s Termination of Employment.  In the event of Officer’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Officer’s death occurs.  In the event of any such delay in the payment date, the Company will adjust the payment to reflect the deferred payment date by multiplying the payment by the product of (i) the interest discount rate used for financial accounting purposes to compute a present value liability used under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities Companies for the plan year immediately preceding the Specified Employee’s Termination Date,  and (ii) a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365 ..   For purposes of this Agreement, a Specified Employee shall mean an employee of the Company who is a Vice President or more senior officer of the Company at any time during a calendar year in which case such employee shall be considered a Specified Employee for the 12-month period beginning on the first day of the fourth month immediately following the end of such calendar year.

(b)

Reimbursements Subject to Section 409A. Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following limitations:

(A) the amount of expenses eligible for reimbursement or in-kind benefits provided during any one taxable year of the Officer shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year;

(B) the reimbursement of any expense shall be made not later than the last day of the Officer’s taxable year following the Officer’s taxable year in which the expense is incurred;

(C) the right to reimbursement of an expense or in-kind benefits provided shall not be subject to liquidation or exchange for another benefit.

(c)

Exemptions from Section 409A .. The Officer’s right to payments under Article I, Section 2(a) shall be treated at all times as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.  It is intended that: (A) all payments made under this Agreement on or before the 15th day of the third month following the end of the Officer’s taxable year in which the Officer’s Termination Date occurs shall be exempt from compliance with Section 409A of the Code pursuant to the exception for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Treasury Regulations (the "Exempt Short-Term Deferral Payments"); and (B) payments under this Agreement, in excess of the Exempt Short-Term Deferral Payments, that are made on or before the last day of the second taxable year of the Officer following the Officer’s taxable year in which the Officer’s Terminates Date occurs in an aggregate amount not exceeding two times the lesser of: (y) the sum of the Officer’s annualized compensation based on the Officer’s annual rate of pay for the Officer’s taxable year preceding the taxable year in which the Officer’s Terminates Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Officer had not terminated employment); or (z) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Officer’s Termination Date occurs shall be exempt from compliance with Section 409A of the Code pursuant to the exception for payments under a separation pay plan as set forth in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(d) Governing Law. This agreement shall be governed by and interpreted under the laws of the State of Connecticut without giving effect to any conflict of law provisions. Anything in this Agreement to the contrary notwithstanding, the terms of this agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations thereunder and the Company shall have no right to make any payment under this Agreement except to the extent such action would not subject the Officer to the payment of any tax penalty or interest under Section 409A of the Code. The Company shall have no obligation, however, to reimburse Officer for any tax penalty or interest payable or provide a gross-up payment in connection with any tax liability of Officer under Section 409A of the Code, except that this provision shall not apply in the event of the Company’s negligence or willful disregard in interpreting the application of Section 409A of the Code to the Agreement which negligence or willful disregard causes Officer to become subject to a tax penalty or interest payable under Section 409A of the Code, in which case the Company will reimburse Officer on an after-tax basis for any such tax penalty or interest not later than the last day of Officer’s taxable year next following Officer’s taxable year in which he or she remits the applicable taxes and interest ..

5.

Third-Party Beneficiaries:  The Company and its parent, subsidiary and affiliated companies shall be deemed to be intended third-party beneficiaries of this Agreement.

6.

Confidentiality:  Officer agrees to maintain the terms of this Agreement in strict confidence, and further agrees that Officer will not disclose any information concerning this Agreement, and its terms and conditions, to anyone other than Officer’s attorney, accountant, tax advisor or immediate family.

7.

Compliance with Laws:  Nothing in this Agreement shall prevent the Company or Officer from complying with any law or governmental regulation.

8.

Claims. Claims under the involuntary termination protection provisions may be made in accordance with the claims procedures included in the Northeast Utilities Service Company 401k Plan except that the Vice President- Human Resources of Northeast Utilities Service Company (or his or her delegate) shall make initial determinations with respect to claims hereunder and the Committee shall decide appeals of such determinations.  In the event that any dispute under the provisions of this Agreement is not resolved to the satisfaction of Officer, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Hartford, Connecticut in accordance with National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Officer, respectively, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and nonappealable (except as provided in Section 52-418 of the Connecticut General Statutes) and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  If  Officer prevails on any material issue which is the subject of any such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and the Officer’s reasonable attorneys’ fees and expenses). Any such payment or reimbursement shall be made in accordance with the reimbursement rules set forth in Article III, Section 4.  Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

9.

Enforceability of Separate Provisions:  If any provision, clause or portion of this Agreement is held by any court or other tribunal to be illegal, invalid or unenforceable, the remainder of the provision and the remainder of this Agreement shall not be affected and shall be given full effect, without regard to the invalid portion.  It is the intention of the parties that, if any court construes any provision, clause or portion of this Agreement to be illegal, void or unenforceable because of the duration of an agreed upon restriction, or the geographic area covered by this Agreement, or any matter covered by the Agreement, such court or tribunal shall reduce the duration, geographic area or matter of such provision and, in its reduced form, any such provision shall then be enforceable and shall be enforced by the court or tribunal.

10.

Entire Agreement:

This is the entire Agreement of the parties and supersedes any prior or contemporaneous oral or written agreement or understanding between the parties and cannot be changed except in a writing signed by the parties hereto.

NORTHEAST UTILITIES SERVICE

         OFFICER

COMPANY

By	/s/	Jean M. Lavecchia	/s/	James B. Robb
		Jean M. Lavecchia		James B. Robb
		Vice President, Human Resources		Senior Vice President, Enterprise Planning and Development

Date: October 15, 2009			Date: November 6, 2009